Exhibit 99.1

ARCA BIOPHARMA ANNOUNCES CLINICAL TRIAL AGREEMENT FOR

GENETIC-AF TRIAL

Gencaro Potentially the First Genetically-Targeted AF Prevention Treatment

Westminster, CO, November 6, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, and Duke University’s Duke Clinical Research Institute (DCRI), the world’s largest academic clinical research organization (ARO), today announced a new agreement under which ARCA and the DCRI will work together to execute GENETIC-AF, a planned Phase 2B/3 genetically-targeted, comparative effectiveness clinical trial evaluating Gencaro™ (bucindolol hydrochloride) as a potential treatment for the prevention of atrial fibrillation (AF) in patients with heart failure. Patient enrollment in GENETIC-AF is expected to begin in the first quarter of 2014.

ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted therapy for the prevention of AF.

The DCRI will serve as the coordinating center and principal investigator for GENETIC-AF. The DCRI has substantial experience in conducting multicenter trials in atrial fibrillation, having been the ARO for several large recently completed AF trials, which had a combined enrollment of more than 32,000 AF patients.

GENETIC-AF Clinical Trial

GENETIC-AF is planned as a Phase 2B/3, multi-center, randomized, double-blind clinical trial comparing Gencaro to Toprol-XL for prevention of AF in patients with heart failure and/or reduced left ventricular ejection fraction (HFREF). ARCA plans to enroll only patients with the genetic variant of the beta-1 cardiac receptor which the Company believes responds most favorably to Gencaro. GENETIC-AF has an adaptive design, under which the Company plans to initiate a Phase 2B trial in approximately 200 patients and then, depending on the results of an interim analysis by the trial Data Safety Monitoring Board (DSMB), transition the trial to a Phase 3 trial with the enrollment of approximately 420 additional patients. The Company anticipates that patient enrollment in GENETIC-AF will begin in the first quarter of 2014.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted therapy for the prevention of atrial fibrillation. ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

About Duke Clinical Research Institute (DCRI)

The Duke Clinical Research Institute, a department of Duke University, is the world’s largest academic clinical research organization and is known for conducting groundbreaking multinational clinical trials, managing major national patient registries, and performing landmark outcomes research. The DCRI has worked with more than 14,000 investigators at nearly 37,000 sites in 65 countries. The DCRI has conducted more than 970 Phase I–IV studies and outcomes research projects with a combined enrollment of more than 1.2 million patients. The DCRI’s legacy of research has generated more than 8,300 publications in peer-reviewed journals.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, the significance of the DCRI’s experience in clinical trial management on the execution and outcome of GENETIC-AF and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Derek Cole

Investor Relations

720.940.2163

derek.cole@arcabiopharma.com

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